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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                              Siebel Systems, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)



                                    826170102
        ----------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)

[ ]      Rule 13d-1(c)

[X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

                               Page 1 of 11 pages

------------------                                         ---------------------
CUSIP No. 82617012                 13G                      Page 2 of 11 Pages
------------------                                         ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO(S) OF ABOVE PERSON(S) (ENTITIES ONLY)

      Thomas M. Siebel
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              61,559,200 (1)
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             61,559,200 (1)
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      61,559,200 (1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)*
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      12.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)*
12
      IN
------------------------------------------------------------------------------
(1) Includes 29,035,662 shares held by Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93, 2,349,904 shares held by Siebel Asset Management L.P., 1,650,000 shares held by Siebel Asset Management II L.P., 1,600,000 shares held by Siebel Asset Management III L.P., and 1,600,000 shares held by Siebel Asset Management IV L.P. Also includes 25,323,634 shares issuable pursuant to options exercisable within 60 days of December 31, 2001.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 11 pages

------------------                                         ---------------------
CUSIP No. 82617012                 13G                      Page 3 of 11 Pages
------------------                                         ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO(S) OF ABOVE PERSON(S) (ENTITIES ONLY)

      Thomas M. Siebel Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              29,035,662
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             29,035,662
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      29,035,662
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)*
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)*
12
      OO
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 11 pages

------------------                                         ---------------------
CUSIP No. 82617012                 13G                      Page 4 of 11 Pages
------------------                                         ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO(S) OF ABOVE PERSON(S) (ENTITIES ONLY)

      Siebel Asset Management L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              2,349,904
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,349,904
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,349,904
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)*
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)*
12
      PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 11 pages

------------------                                         ---------------------
CUSIP No. 82617012                 13G                      Page 5 of 11 Pages
------------------                                         ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO(S) OF ABOVE PERSON(S) (ENTITIES ONLY)

      Siebel Asset Management II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              1,650,000
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,650,000
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,650,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)*
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)*
12
      PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 11 pages

------------------                                         ---------------------
CUSIP No. 82617012                 13G                      Page 6 of 11 Pages
------------------                                         ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO(S) OF ABOVE PERSON(S) (ENTITIES ONLY)

      Siebel Asset Management III, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              1,600,000
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,600,000
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,600,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)*
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)*
12
      PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 11 pages

------------------                                         ---------------------
CUSIP No. 82617012                 13G                      Page 7 of 11 Pages
------------------                                         ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO(S) OF ABOVE PERSON(S) (ENTITIES ONLY)

      Siebel Asset Management IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              1,600,000
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,600,000
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,600,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)*
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)*
12
      PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 11 pages

Item 1.
        (a)  Name of Issuer
               Siebel Systems, Inc.

        (b)  Address of Issuer's Principal Executive Offices
                2207 Bridgepointe Parkway
                San Mateo, CA  94404

Item 2.
        (a)  Name of Person Filing
                Thomas M. Siebel
                Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93 ("Trust")
                Siebel Asset Management, L.P. ("SAM")
                Siebel Asset Management II, L.P. ("SAM II")
                Siebel Asset Management III, L.P. ("SAM III")
                Siebel Asset Management IV, L.P. ("SAM IV")

        (b) Address of Principal Business Office or, if none, Residence 2207 Bridgepointe Parkway
                San Mateo, CA  94404

        (c)  Citizenship
                Thomas M. Siebel USA
                Trust                     California
                SAM                       California
                SAM II                    California
                SAM III                   California
                SAM IV                    California

        (d)  Title of Class of Securities
                Common Stock

        (e)  CUSIP Number
                826170102

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

         Not Applicable


                               Page 8 of 11 pages

Item 4. Ownership
        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount Beneficially Owned:
                Thomas M. Siebel          61,559,200*
                Trust                     29,035,662
                SAM                       2,349,904
                SAM II                    1,650,000
                SAM III                   1,600,000
                SAM IV                    1,600,000

        (b)  Percent of Class:
                Thomas M. Siebel          12.6%
                Trust                     6.3%
                SAM                       0.5%
                SAM II                    0.4%
                SAM III                   0.3%
                SAM IV                    0.3%

        (c)  Number of shares as to which such person has:
             (i)  Sole power to vote or to direct the vote:

                Thomas M. Siebel          61,559,200*
                Trust                     29,035,662
                SAM                       2,349,904
                SAM II                    1,650,000
                SAM III                   1,600,000
                SAM IV                    1,600,000

             (ii)     Shared power to vote or to direct the vote:

                Thomas M. Siebel          0
                Trust                     0
                SAM                       0
                SAM II                    0
                SAM III                   0
                SAM IV                    0



---------------------
* Includes 29,035,662 shares held by Thomas M. Siebel, Trustee or
Successor Trustee of the Siebel Living Trust u/a/d 7/27/93, 2,349,904 shares held by Siebel Asset Management L.P., 1,650,000 shares held by Siebel Asset Management II L.P., 1,600,000 shares held by Siebel Asset Management III L.P. and 1,600,000 shares held by Siebel Asset Management IV LP. Also includes 25,323,624 shares issuable pursuant to options exercisable within 60 days of December 31, 2001.


                               Page 9 of 11 pages

        (iii)  Sole power to dispose or to direct the disposition of:

           Thomas M. Siebel          61,559,200*
           Trust                     29,035,662
           SAM                       2,349,904
           SAM II                    1,650,000
           SAM III                   1,600,000
           SAM IV                    1,600,000

        (iv)  Shared power to dispose or to direct the disposition of:

           Thomas M. Siebel          0
           Trust                     0
           SAM                       0
           SAM II                    0
           SAM III                   0
           SAM  IV                   0

Item 5.  Ownership of Five Percent or Less of a Class
       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Under certain circumstances set forth in the partnership agreements of SAM, SAM II, SAM III and SAM IV (the "SAM Entities"), the general and/or limited partners of the SAM Entities have the right to receive dividends from, or proceeds from the sale of, the Common Stock of the Issuer beneficially owned by the SAM Entities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
       Not applicable

Item 8.  Identification and Classification of Members of the Group
       Not applicable

Item 9.  Notice of Dissolution of a Group
       Not applicable

Item 10. Certification
       Not applicable



                               Page 10 of 11 pages


--------
* Includes 29,035,662 shares held by Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93, 2,349,904 shares held by Siebel Asset Management L.P., 1,650,000 shares held by Siebel Asset Management II L.P., 1,600,000 shares held by Siebel Asset Management III L.P., and 1,600,000 shares held by Siebel Asset Management IV L.P. Also includes 25,323,634 shares issuable pursuant to options exercisable within 60 days of December 31, 2001.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                February 11, 2002
          ----------------------------------------------------------------------
                                      Date

                              /s/ Thomas M. Siebel
          ----------------------------------------------------------------------
                                    Signature

                                Thomas M. Siebel
          ----------------------------------------------------------------------


          THOMAS M. SIEBEL, TRUSTEE OR SUCCESSOR TRUSTEE OF THE
          SIEBEL LIVING TRUST U/A/D 7/27/93


          /s/ Thomas M. Siebel
          ----------------------------------------------------------------------
          Thomas M. Siebel, Trustee


          SIEBEL ASSET MANAGEMENT, L.P.

          /s/ Thomas M. Siebel
          ----------------------------------------------------------------------
          Thomas M. Siebel, General Partner


          SIEBEL ASSET MANAGEMENT II, L.P.

          /s/ Thomas M. Siebel
          ----------------------------------------------------------------------
          Thomas M. Siebel, General Partner


          SIEBEL ASSET MANAGEMENT III, L.P.

          /s/ Thomas M. Siebel
          ----------------------------------------------------------------------
          Thomas M. Siebel, General Partner


          SIEBEL ASSET MANAGEMENT IV, L.P.

          /s/ Thomas M. Siebel
          ----------------------------------------------------------------------
          Thomas M. Siebel, General Partner


                              Page 11 of 11 pages